Exhibit 4.2

SEE RESTRICTIVE LEGEND ON REVERSE SIDE

-00-	SPECIMEN	*Shares* Series H Convertible Preferred

GEOVAX LABS, INC.

Incorporated Under the Laws of the State of Delaware

Total Authorized 610,000,000

Authorized 600,000,000 shares of Common Stock, $.001 Par Value

Authorized 10,000,000 shares of Preferred Stock, $.01 Par Value

NAME

Written Number of Shares__________________________________________

of the Series H Convertible Preferred Stock of the above corporation, which are fully paid and non-assessable and

20

DAVID A. DODD, President	MARK W. REYNOLDS, Secretary